UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2015

ATYR PHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37378	20-3435077
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3545 John Hopkins Court, Suite #250 San Diego, CA 92121

(Address of principal executive offices, including zip code)

(858) 731-8389

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Approval of Executive Severance and Change in Control Policy

On December 21, 2015, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of aTyr Pharma, Inc. (the “Company”), approved the Company’s Executive Severance and Change in Control Policy (the “Policy”). The purpose of the Policy is to provide certain of the Company’s senior management employees with compensation and benefits in the event of a termination of employment without Cause or for Good Reason (as such terms are defined in the Policy).

The post-termination compensation and benefits under the Policy include the (i) acceleration of time-based vesting provisions of outstanding equity awards that would have vested within 12 months of the termination, (ii) severance in the amount of 12 months of base salary, and (iii) payment of the employer portion of group health care benefits under COBRA for up to 12 months after termination.

In addition, if the termination occurs within two months prior to or one year after the closing of a Sale Event (as defined in the Policy), then, in lieu of the benefits described above, such eligible employee is entitled to (i) full acceleration of time-based vesting provisions of all outstanding equity awards, (ii) severance in the amount of 12 months of base salary, (iii) payment of the employee’s bonus target for the calendar year in which the termination occurred, and (iv) payment of the employer portion of group health care benefits under COBRA for up to 12 months after termination.

In each case, receipt of any compensation or benefits under the Policy is subject to the eligible employee’s execution of a severance agreement and release.

Employees who are party to an agreement or an arrangement with the Company that provides greater benefits in the aggregate than set forth in the Policy are not eligible to receive any payments or benefits under the Policy.

The foregoing description of the terms of the Policy does not purport to be complete and is qualified in its entirety by reference to the Policy, which the Company intends to file with the Securities and Exchange Commission as an exhibit to its Annual Report on Form 10-K for the fiscal year ending December 31, 2015.

Approval of Amended and Restated CEO Employment Agreement

On December 23, 2015, upon the recommendation of the Compensation Committee, the Board approved the amendment and restatement of the Employment Agreement by and between the Company and John D. Mendlein, Ph.D., dated as of January 1, 2010, which was previously filed as Exhibit 10.3 to the Company’s Registration Statement on Form S-1 filed on April 6, 2015 (as amended and restated, the “CEO Employment Agreement”).  The CEO Employment Agreement was amended and restated to update certain termination and change of control benefits for Dr. Mendlein.

The CEO Employment Agreement provides for an initial annual base salary of $472,750 (Dr. Mendlein’s current base salary), subject to annual review and increase as determined by the Compensation Committee. In addition, Dr. Mendlein is considered for a bonus target from time to time, currently in an amount of 50% of his then-current base salary, as determined by the Compensation Committee.

Dr. Mendlein’s employment is at-will. In the event that Dr. Mendlein’s employment is terminated by Dr. Mendlein for Good Reason or by the Company without Cause (as such terms are defined in the CEO Employment Agreement), Dr. Mendlein will be entitled to receive (i) the amount of his accrued but unpaid salary and unpaid expense reimbursements and any accrued but unused vacation as of the date of termination, (ii) any vested benefits Dr. Mendlein may have under any employee benefit plan, which shall be paid in accordance with the terms of such employee benefit plans, as of the date of termination, (iii) any earned but unpaid incentive compensation from the prior calendar year, (iv) an amount equal to Dr. Mendlein’s current annual base salary plus his annual target incentive compensation in the year of termination, (v) acceleration of the time-based vesting provisions of all stock options or other stock-based awards that would have vested within 12 months of the termination, (vi) payment of the amount that would reasonably be required to obtain equivalent health insurance coverage for up to 12 months after termination, in the case of each of (iv), (v) and (vi), subject to the execution of a separation agreement and release.

In the event that Dr. Mendlein’s employment is terminated by the Company without Cause or by Dr. Mendlein for Good Reason within two months prior and 12 months after any Change in Control, as defined in the CEO Employment Agreement, Dr. Mendlein is entitled to (i) a cash payment equal to 1.5 times his then-current base salary plus his annual target incentive compensation in the year of termination, (ii) full acceleration of the time-based vesting provisions of all outstanding stock options or other stock-based awards, and (iii) payment of the amount that would reasonably be required to obtain equivalent health insurance coverage for up to 18 months after termination.

Additionally, in the event that Dr. Mendlein’s employment is terminated due to his death or Disability, as defined in the CEO Employment Agreement, he or his estate will be entitled to receive a pro-rata portion of the target incentive compensation for the year in which the termination occurs and payments equal to the employer portion of the group health care benefits that the Company would have paid to provide health insurance for Dr. Mendlein for a period of six months after termination.

The foregoing description of the terms of the CEO Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the CEO Employment Agreement, which the Company intends to file with the Securities and Exchange Commission as an exhibit to its Annual Report on Form 10-K for the fiscal year ending December 31, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 28, 2015	aTyr Pharma, Inc.

	By:	/S/ JOHN D. MENDLEIN
John D. Mendlein, Ph.D.
Chief Executive Officer